                                                                    EXHIBIT 99.1





                                                FOR IMMEDIATE RELEASE


                  CSFBDIRECT CLOSES PARSIPPANY, NJ CALL CENTER

--------------------------------------------------------------------------------

JERSEY CITY, N.J. -- MARCH 14, 2001 -- CSFBDIRECT (NYSE: DIR), the online brokerage service of Credit Suisse First Boston, reported today that it will close its Parsippany, NJ call center as a measure to reduce expenses by consolidating customer service at its three other locations.

Blake Darcy, Chief Executive Officer commented, "We believe it is prudent for us to implement cost-containment initiatives at this time in light of the sustained softness in online trading activity."

In addition to the elimination of the positions in Parsippany, NJ, staff reductions at other locations bring the total to 150 or 10% of U.S. employees. CSFBDIRECT will take a one-time pre-tax charge of approximately $9 million in the first quarter of 2001. The approximate annual cost savings is estimated to be $11 million.

                                      # # #

ABOUT CSFBDIRECT
CSFBDIRECT is one of the world's premier online brokerage firms offering a diversified range of investment products and services to sophisticated, self-directed investors. As of December 31, 2000, CSFBDIRECT had over one million worldwide customer accounts representing nearly $23 billion in assets.

CSFBDIRECT has received numerous honors over the past year, including a number one "4-Star Rating" in March 2001 by BARRON'S; number one for "Transaction Performance and Transaction Success Rate" in February 2001 by Keynote Systems, Inc.; "Best for Site Reliability" in August 2000 by TheStreet.com's Online Broker Survey; "Top Online Broker" by the 2000 Readers' Choice Awards, WORTH magazine; "Best of the Web" in March 2001 by FORBES.COM; and "Best Bet, Feature Rich" in May 2000 by PC WORLD magazine.

Headquartered in Jersey City, NJ with offices in Charlotte, NC, Delray Beach, FL, Sandy City, UT, London, Tokyo, Hong Kong, and Dubai, CSFBDIRECT employs more than 1,650 people. CSFBDIRECT trades on the New York Stock Exchange under the ticker symbol "DIR" as a tracking stock of Credit Suisse First Boston (USA), Inc. For more information on CSFBDIRECT, visit the company's Web site at www.CSFBdirect.com.

CSFBDIRECT / Parsippany
Page 2 of 2


ABOUT CREDIT SUISSE FIRST BOSTON
Credit Suisse First Boston (CSFB) is a leading global investment banking firm serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment and merchant banking, financial advisory services, investment research, venture capital, correspondent brokerage services and online brokerage services. It operates in over 76 locations across more than 37 countries and 6 continents, and has some 28,000 staff worldwide. The Firm is a business unit of the Zurich based Credit Suisse Group, a leading global financial services company.

--------------------------------------------------------------------------------


PRESS CONTACTS:
Charlotte Fox              CSFBDIRECT              Tel: (201) 308-3562
                                                   Cfox@CSFBdirect.com

William G. Armstrong Jr.   G.S. Schwartz & Co.     Tel: (212) 725-4500 ext. 304
                                                   Wga@schwartz.com

Greg D'Elia                G.S. Schwartz & Co.     Tel: (212) 725-4500 ext. 328
                                                   Gregwd@schwartz.com
INVESTOR CONTACT:
Karen Vernamonti           CSFBDIRECT              Tel: (201) 308-3475
                                                   Kvernamonti@CSFBdirect.com




                                       2